SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 16, 2007

 STEVEN MADDEN, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-23702	13-3588231
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

52-16 Barnett Avenue, Long Island City, New York (Address of principal executive offices)	11104 (Zip code)

Registrant’s telephone number, including area code:  (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 16, 2007, Steven Madden, Ltd. (the "Company") entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) whereby it purchased all of the outstanding  membership interests of  Compo Enhancements, LLC, a Connecticut limited liability company (“Compo”), from its owners Jeffrey Silverman, James Randel, Ron Offir, Godfrey Baker, Alyse Nathan and Andrew Rosca (collectively, the “Owners”).  Pursuant to the Purchase Agreement the Company paid to the Owners $6,275,000 for their membership interests, and also made a $1,900,000 capital contribution to Compo which Compo used for debt repayment as well as the satisfaction of other obligations.  Compo is the Company’s e-commerce provider, managing the Company’s internet sales.

Attached hereto and incorporated herein by reference as Exhibit 10.1 is the Purchase Agreement.

In connection with the Purchase Agreement, on May 16, 2007, the Company also entered into an Earn-Out Agreement with the Owners (the “Earn-Out Agreement”).  Pursuant to the Earn-Out Agreement, as additional consideration for their membership interests in Compo, the Owners collectively have the right to two contingent purchase price payments of 168,000 shares of the Company’s common stock, which shall be paid (if at all) if and when the Company achieves (or exceeds), in two consecutive years, beginning with fiscal year 2008 and ending with fiscal year 2012, certain EBIT Goals (as defined in the Earn-Out Agreement) and certain Diluted EPS Goals (as defined in the Earn-Out Agreement), all as specified in the Earn-Out Agreement.

Promptly following their entrance into the Earn-Out Agreement, the Company purchased, for $200,000, 20.875% of any future earn-out payment from one of the Owners.

Attached hereto and incorporated herein by reference as Exhibit 10.2 is the Earn-Out Agreement.

Also, on May 16, 2007, the Company entered into an Employment Agreement with Jeffrey Silverman pursuant to which he became the Company’s President.  See Item 5.02 below, which is incorporated into this Item 1.01 by reference for a description of such Employment Agreement.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jeffrey Silverman became President of the Company on May 16, 2007.  Mr. Silverman is 45 years old.  From October, 2005 until May, 2007 he was the CEO of Compo Enhancements, LLC (d/b/a KOMPO E-Commerce Solutions), which is an e-commerce provider.  In addition, from July, 2002 until May, 2007 he was also CEO of The Preschoolians Company, an internet only footwear company for children between birth and five years of age.  From December, 1999 to December, 2002, Mr. Silverman was the General Manager of Timberland Kids. Mr. Silverman graduated from Wesleyan University in Middletown, Connecticut.

The Company entered into an Employment Agreement (the “Employment Agreement”) with Jeffrey Silverman (“Silverman”), dated May 16, 2007, pursuant to which he became the Company’s President.   The Employment Agreement expires on December 31, 2009. Pursuant to the Employment Agreement, the Company agrees to pay to Silverman an annual base salary of $600,000.  Silverman is also eligible to receive certain annual cash bonus payments, as described in the Employment Agreement, up to a maximum of $1,400,000 for any fiscal year,  based on the year to year change in EBIT (as defined in the Employment Agreement).  In addition, Silverman was also granted, on the date of the Employment Agreement, (i) an option to purchase an aggregate of 150,000 shares of Company common stock, which shall vest in 50,000 share increments on the first, second and third anniversaries of the date of the Employment Agreement, shall have an exercise price of $45.00 per share, and shall remain exercisable for five (5) years from the date of the Employment Agreement and (ii) an option to purchase an aggregate of 150,000 shares of Company common stock, which shall vest in 50,000 share increments on the first, second and third anniversaries of the date of the Employment Agreement, shall have an exercise price of $50.00 per share, and shall remain exercisable for five (5) years from the date of the Employment Agreement.

The Company may terminate the  Employment Agreement with or without cause (as such term is defined in the Employment Agreement), provided that upon any termination by the Company without cause, the Company will be obligated to continue to pay Silverman’s base salary for the remainder of the Employment Agreement’s term.  In addition, where the Company terminates Silverman without cause within 90 days of a change in control (as such term is defined in the Employment Agreement), the Company will be obligated to pay Silverman a payment of three times the total average compensation earned by Silverman as base salary and annual bonus for the three fiscal years prior the date of termination (or since the effective date of the Employment Agreement, if shorter).

Item 8.01.   Other Events.

On May 16, 2007, the Company issued a press release pursuant to which it announced that it had acquired Compo and appointed Jeffrey Silverman as President of the Company. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated into this Item 8.01 by reference.

Item 9.01.   Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

10.1	Membership Interest Purchase Agreement, dated May 16, 2007, by and among Steven Madden, Ltd., Jeffrey Silverman, James Randel, Ron Offir, Godfrey Baker, Alyse Nathan and Andrew Rosca.
10.2	Earn-Out Agreement, dated May 16, 2007, by and among Steven Madden, Ltd., Jeffrey Silverman, James Randel, Ron Offir, Godfrey Baker, Alyse Nathan and Andrew Rosca.
10.3	Employment Agreement, dated May 16, 2007, by and among Steven Madden, Ltd. and Jeffrey Silverman.
99.1	Press Release, dated May 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     STEVEN MADDEN, LTD.

                                    By: /s/ Jamieson A. Karson
                                Name: Jamieson A. Karson
                                Title:   Chief Executive Officer

Date:     May 17, 2007

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